UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 30, 2008
Origen Financial, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-50721	20-0145649

State of Incorporation	(Commission File Number)	(I.R.S. Employer
Identification No.)

27777 Franklin Road, Suite 1700, Southfield, Michigan	48034

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (248) 746-7000

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On April 30, 2008, Origen Financial, Inc., its wholly owned subsidiary Origen Financial L.L.C., and Origen Servicing, Inc., a wholly-owned subsidiary of Origen Financial, L.L.C. (collectively “Origen”) entered into an agreement (the “Purchase Agreement”) for the sale of its servicing platform assets to Green Tree Servicing LLC (“Green Tree”).
     The Purchase Agreement proposes to: (i) appoint Green Tree as a successor servicer under the loan servicing agreements to which Origen is a party; (ii) assign to Green Tree Origen’s right to receive payment of unreimbursed force-placed premiums and unreimbursed servicing advances made on the accounts being serviced; (iii) assign to Green Tree Origen’s rights under the lease of its Fort Worth servicing facility; (iv) transfer to Green Tree certain personal property at such facility; and (v) assign to Green Tree Origen’s goodwill associated with its role as a servicing party.
     The Purchase Agreement provides for a purchase price for the acquired assets primarily based on 2.04% of the unpaid principal balance of Origen’s servicing portfolio that is transferred to Green Tree, calculated as of the closing date. As of March 31, 2008, the unpaid principal balance of Origen’s entire servicing portfolio was approximately, $1.6 billion. The March 31, 2008, balance may not be representative of the closing date servicing portfolio balance used to determine the purchase price because the portfolio balance decreases over time as loans amortize. In addition, at the closing Green Tree will pay Origen 84.2% of the amount of certain servicing advances Origen has made but for which it has not been reimbursed as of the closing. The Purchase Agreement contains customary terms regarding representations, warranties, covenants and indemnification. If under certain circumstances, Green Tree is terminated as the servicing party under third party servicing agreements due to an event of default caused by Origen, Origen will be obligated to pay Green Tree a termination fee based on the unpaid principal balance of loans serviced under the terminated servicing agreements.
     Origen plans to use proceeds from the sale to retire a $15 million loan secured by servicing assets and to partially reduce the balance owed on a $46 million secured loan facility entered into in April 2008, and for working capital. Following the closing Origen expects to continue management of its securitized loan portfolios and other remaining assets.
     The closing of the sale is subject to the satisfaction of customary conditions for transactions of this type including approval by Origen’s stockholders, consents by third parties (including trustees of securitization trusts and rating agencies), and the receipt of certain closing deliveries. Each of Origen’s directors and certain of its executive officers has entered into a voting agreement with Green Tree under which he has agreed to vote to approve the sale at Origen’s shareholder meeting. A copy of the voting agreement is attached to this Report as Exhibit 10.2 and is incorporated herein by reference. Origen expects to present the proposed sale for approval at its annual meeting of shareholders which is expected to be held in June 2008. There is no assurance that the sale transaction will be completed.
     The Purchase Agreement contains termination rights for each party, including among others, the right of either party to terminate if the transaction does not close by September 1, 2008, or the failure to obtain shareholder approval of the transaction. Origen will be required to pay Green Tree a termination fee of $1,250,000 if the Purchase Agreement is terminated for certain reasons.

     Green Tree is a privately held financial services organization headquartered in St. Paul, Minnesota, services the nation’s largest portfolio of manufactured housing secured consumer loans and installment contracts, and is a leading servicer of residential mortgage loans and other consumer loan products.
     The foregoing descriptions of the Purchase Agreement and the voting agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and voting agreement. A copy of the Purchase Agreement is attached to this Report as Exhibit 10.1 and is incorporated herein by reference. A copy of the April 30, 2008 press release announcing the agreement is included as Exhibit 99.1 to this Report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits:

Exhibit No.	Description	Furnished Herewith

10.1	Asset Purchase Agreement dated April 30, 2008, by and among Origen Financial, Inc., Origen Servicing, Inc., Origen Financial, L.L.C. and Green Tree Servicing LLC.	X

10.2	Voting Agreement, dated as of April 30, 2008, by and among GTH LLC, and the Persons set forth on Schedule I attached to the agreement.	X

99.1	Press Release dated April 30, 2008.	X

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2008	Origen Financial, Inc.
	By:	/s/ W. Anderson Geater, Jr.
W. Anderson Geater, Jr., Chief Financial Officer

ORIGEN FINANCIAL, INC.
EXHIBIT INDEX
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits:

Exhibit No.	Description	Furnished Herewith

10.1	Asset Purchase Agreement dated April 30, 2008, by and among Origen Financial, Inc., Origen Servicing, Inc., Origen Financial, L.L.C. and Green Tree Servicing LLC.	X

10.2	Voting Agreement, dated as of April 30, 2008, by and among GTH LLC, and the Persons set forth on Schedule I attached to the agreement.	X

99.1	Press Release dated April 30, 2008.	X